CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF QMIS TBS CAPITAL GROUP CORP.

QMIS TBS CAPITAL GROUP CORP. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation's Certificate of Incorporation filed with the Secretary of State on November 21, 2019 (the "Certificate of Incorporation"), as amended on February 10, 2020 (the “First Amendment”); on October 12, 2020 (the “Second Amendment”); and on October 25, 2023 (and corrected pursuant to a Certificate of Correction on October 26, 2023) (the “Third Amendment”).

2.Article FIFTH of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

A.The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

B.The Chairman of the Board shall have two (2) votes on each matter voted on by the Board of Directors.

C.As of the date of this Amendment, the Chairman of the Board shall be Yung Kong Chin. The address of the Chairman is 55-6, The Boulevard Office, Lingkaran Syed Putra, Mid Valley City, Kuala Lumpur, Malaysia 59200.

3.This amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4.All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Dr. Yung Kong Chin, its Chairman and Chief Executive Officer, this 29th day of April, 2024.

By:	/s/ Yung Kong Chin
Name:	Dr. Yung Kong Chin
Title:	Chairman and Chief Executive Officer